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Exhibit 99.2

CONTACTS:
Shelly Doran 317.685.7330 Investors
Les Morris 317.263.7711 Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES STRONG FIRST QUARTER RESULTS AND
QUARTERLY DIVIDENDS

        Indianapolis, Indiana—May 7, 2003...Simon Property Group, Inc. (the "Company") (NYSE:SPG) today announced results for the quarter ended March 31, 2003.

  •
  Net income available to common shareholders increased 84% for the quarter to $55.1 million from $30.0 million in 2002. Diluted earnings per share increased 71% to $0.29 per share from $0.17 in 2002.

  •
  Diluted funds from operations ("FFO") for the quarter increased 22% to $177.4 million from $145.3 million in 2002. On a per share basis, the increase was 16% to $0.89 per share from $0.77 per share in 2002. In compliance with Regulation G, issued by the Securities and Exchange Commission concerning non-GAAP financial measures, the Company revised funds from operations for the first three months of 2003 and 2002, in accordance with the definition of FFO provided by the National Association of Real Estate Investment Trusts ("NAREIT"). The Company now includes the fair market value of in-place leases, calculated in full accordance with SFAS No. 141 Business Combinations and SFAS No. 142 Goodwill and Other Intangible Assets, in funds from operations. The impact of the fair market value of in-place leases is primarily the result of the Rodamco acquisition completed in May of 2002 which contributed approximately $1.9 million of FFO in the first quarter of 2003. In addition, the Company restated funds from operations for the three months ended March 31, 2002 to reflect its share of impairment of technology assets, reducing FFO by $4.2 million, or slightly less than $0.02 per share.

        Funds from Operations is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to Generally Accepted Accounting Principles (GAAP) net income available to common shareholders and earnings per share. A reconciliation of net income to FFO is provided in the financial statement section of this press release.

        Occupancy for mall and freestanding stores in the regional malls at March 31, 2003 was 91.7% as compared to 90.9% at March 31, 2002. Comparable retail sales per square foot increased 2% to $390 as compared to $383 at March 31, 2002, while total retail sales per square foot increased 2% to $386 at March 31, 2003 as compared to $377 at March 31, 2002. Average base rents for mall and freestanding stores in the regional mall portfolio were $31.28 per square foot at March 31, 2003, an increase of $1.77 or 6%, from March 31, 2002. The average initial base rent for new mall store leases signed during the first three months of 2003 was $45.57, an increase of $12.26 or 37% over the tenants who closed or whose leases expired.

Major factors driving results for the quarter:

  •
  The Company's core business continued to perform well as evidenced by regional mall occupancy 80 basis points above the year-earlier period and average base rents 6% higher.

  •
  The portfolio of assets acquired from Rodamco North America, N.V. on May 3, 2002 continues to contribute to profitability.

  •
  The favorable interest rate environment has provided opportunities to refinance existing debt at lower rates.

        "Our primary goal for 2003 is the improvement of our operating margins through increases in rental rates on new lease executions, increases in portfolio occupancy, and a continued focus on utilizing our economies of scale to drive down operating costs," said David Simon, chief executive officer. "We made healthy progress toward that goal during the first quarter and remain focused on our strategy to enhance our core portfolio."

New Development Projects

        The Company has two new development projects currently under construction:

  •
  Las Vegas Premium Outlets is a 435,000 square foot premium manufacturers' outlet shopping center. This will be the Company's second 50/50 joint venture with Chelsea Property Group. The center is under construction on a 39-acre parcel near downtown Las Vegas, located at Interstate 15 and US route 95/93 at Charleston Boulevard. The site is one of the most visible locations in Las Vegas, approximately 10 minutes from the Las Vegas Strip. The center will offer shoppers the area's largest collection of upscale outlet stores. Scheduled opening: August 2003.

  •
  Chicago Premium Outlets is the third development to be undertaken jointly by Simon and Chelsea. Also a 50/50 joint venture, the site is approximately 35 miles west of downtown Chicago on Interstate 88, also known as the East-West Tollway, in Aurora, Illinois. This premium manufacturers' outlet shopping center will comprise 438,000 square feet. Scheduled opening: Summer 2004.

Redevelopment Activities

        On March 29th, the redevelopment of The Galleria in Houston was completed. The project included an entire mall renovation plus an expansion that added Houston's first Nordstrom, a flagship Foley's, 228,000 square feet of small shops and two parking decks. Total project cost was $144 million, of which SPG's share was $45 million. The anticipated stabilized rate of return for the project is 10%.

Dispositions

        The Company's disposition efforts continued in the first quarter with the sale of a portfolio of assets on January 9, 2003. Memorial Mall in Sheboygan, Wisconsin; Mounds Mall and Cinema in Anderson, Indiana; and Richmond Square in Richmond, Indiana were sold for $34 million. On April 29th, the Company sold Forest Village Park Mall in Forestville, Maryland for $20.5 million.

Acquisitions

        On March 14, 2003, the Company purchased the remaining ownership interest in The Forum Shops at Caesars in Las Vegas, Nevada for $174 million in cash, and assumed the minority limited partner's share of existing debt and other partnership liabilities. The acquisition was funded with borrowings on the Company's corporate credit facility.

        The Forum Shops is one of the top retail destinations in the world with annual tenant sales in excess of $1,100 per square foot and traffic of 54,000 shoppers daily. The Company also started construction during the quarter on a 175,000-square-foot expansion of The Forum Shops affronting Las Vegas Boulevard, which will add multilevel luxury retail and restaurants.

Financing Activities

        On March 18, 2003, the Company announced that its partnership subsidiary, Simon Property Group, L.P., completed the sale of $500 million of debt securities. The issue included two tranches of senior unsecured notes: $300 million of 4.875% Notes due 2010 and $200 million of 5.450% Notes due 2013.

        Including the effect of hedging activities, the all-in effective yield is 4.67% for the seven-year notes, 5.19% for the ten-year notes and a blended effective yield of 4.88% for the entire offering. Net proceeds from the offering were primarily used to pay down Simon Property Group, L.P.'s unsecured credit facility. The transaction was priced on March 13, 2003.

Dividends

        Today the Company also announced a common stock dividend of $0.60 per share. This dividend will be paid on May 30, 2003 to shareholders of record on May 16, 2003.

        Solely for purposes of satisfying U.S. federal income tax withholding obligations under section 1.1445-8 of the federal income tax regulations with respect to payments to non-U.S. shareholders, the Company will characterize $0.1956 of this distribution as a capital gain dividend to reflect the taxable composition of its 2002 distributions. This characterization is relevant only for purposes of withholding on payments to non-U.S. shareholders of record as of the close of business on May 16, 2003, and is not relevant to U.S. shareholders. The Company also declared dividends on its three public issues of preferred stock, all payable on June 30, 2003 to shareholders of record on June 16, 2003:

  •
  Simon Property Group, Inc. 6.50% Series B Convertible Preferred Stock (NYSE:SPGPrB)—$1.625 per share

  •
  Simon Property Group, Inc. 8.75% Series F Cumulative Redeemable Preferred Stock (NYSE:SPGPrF)—$0.546875 per share

  •
  Simon Property Group, Inc. 7.89% Series G Cumulative Preferred Stock (NYSE:SPGPrG)- $0.98625 per share.

        Certain matters discussed in this press release may be deemed forward-looking statements within the meaning of the federal securities laws. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.

        Those risks and uncertainties include, but are not limited to, the national, regional and local economic climate, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and changes in market rates of interest. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

        Funds from Operations ("FFO") is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to Generally Accepted Accounting Principles (GAAP) net income and earnings per share. FFO, as defined by NAREIT, means consolidated net income without giving effect to real estate depreciation and amortization, gains or losses from extraordinary items and gains or losses on the sales of real estate, plus the allocable portion, based on economic ownership interest, of funds from operations of unconsolidated joint ventures, all determined on a consistent basis in accordance with accounting principles generally accepted in the United States. However, FFO does not represent cash flow from operations, should not be considered as an alternative to net income as a measure of operating performance, and is not an alternative to cash flow as a measure of liquidity.

        Simon Property Group, Inc. (NYSE:SPG), headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership and management of income-producing properties, primarily regional malls and community shopping centers. Through its subsidiary partnerships, it currently owns or has an interest in 241 properties containing an aggregate of 183 million square feet of gross leasable area in 36 states, as well as nine assets in Europe and Canada and ownership interests in other real estate assets. Additional Simon Property Group information is available at www.simon.com.

Supplemental Materials

        The Company's supplemental information package to be filed today on Form 8-K may be requested in e-mail or hard copy formats by contacting Shelly Doran—Vice President of Investor Relations, Simon Property Group, P.O. Box 7033, Indianapolis, IN 46207 or via e-mail at sdoran@simon.com.

Conference Call

        The Company will provide an online simulcast of its first quarter conference call at www.simon.com (Corporate Info tab), www.companyboardroom.com, and www.streetevents.com. To listen to the live call, please go to either of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 10:00 a.m. Eastern Daylight Time (New York) tomorrow, May 8th. An online replay will be available for approximately 90 days at www.simon.com.

SIMON(A)
Combined Statements of Operations
Unaudited
(In thousands, except as noted)

	For the Three Months Ended March 31,
	2003(B)(C)	2002
REVENUE:
Minimum rent	$335,798	$309,145
Overage rent	8,103	8,276
Tenant reimbursements	163,236	150,029
Management fees and other revenue	18,826	—
Other income	21,827	27,497

Total revenue	547,790	494,947
EXPENSES:
Property operating	80,598	73,214
Depreciation and amortization	123,767	110,715
Real estate taxes	53,423	52,213
Repairs and maintenance	23,265	17,823
Advertising and promotion	11,672	10,791
Provision for credit losses	4,566	3,202
Home and regional office costs	18,753	12,553
General and administrative	3,055	623
Other	6,867	12,372

Total operating expenses	325,966	293,506
OPERATING INCOME	221,824	201,441
Interest expense	151,365	147,862

Income before minority interest	70,459	53,579
Minority interest	(1,833)	(2,588)
Gain on sales of assets, net	4,275	—
Income tax expense of taxable REIT subsidiaries	(1,963)	—

Income before unconsolidated entities	70,938	50,991
Income from unconsolidated entities(D)	21,380	9,434

Income before allocation to limited partners	92,318	60,425
LESS:
Limited partners' interest in the Operating Partnership	18,661	11,085
Preferred distributions of the Operating Partnership	2,835	2,835

NET INCOME	70,822	46,505
Preferred dividends	(15,682)	(16,499)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$55,140	$30,006

SIMON(A)
Per Share Data and Selected Mall Operating Statistics
Unaudited

	Three Months Ended March 31,
	2003	2002
PER SHARE DATA:
Net income available to Common Shareholders—Basic and Diluted	$0.29	$0.17

Percent Increase	70.6%

SELECTED REGIONAL MALL OPERATING STATISTICS

	March 31, 2003	March 31, 2002
Occupancy(E)	91.7%	90.9%
Average rent per square foot(E)	$31.28	$29.51
Total sales volume (in millions)(F)	$3,813	$3,644
Comparable sales per square foot(F)	$390	$383
Total sales per square foot(F)	$386	$377

SIMON(A)
Reconciliation of Net Income to Funds from Operations ("FFO")
Unaudited
(In thousands, except as noted)

	Three Months Ended March 31,
	2003	2002(K)
Net Income(G)(H)	$70,822	$46,505
Plus: Limited partners' interest in the Operating Partnership and Preferred distributions of the Operating Partnership	21,496	13,920
Plus: Depreciation and amortization from combined consolidated properties	122,077	110,358
Plus: Simon's share of depreciation and amortization from unconsolidated entities	34,673	36,343
Less: Gain on sales of real estate, net	(4,275)	—
Less: Minority interest portion of depreciation, amortization and extraordinary items	(1,334)	(1,995)
Less: Preferred distributions (including those of subsidiary)	(18,518)	(19,334)

FFO of the Simon Portfolio	$224,941	$185,797

FFO of the Simon Portfolio	$224,941	$185,797
FFO Allocable to the LP Unitholders	(56,338)	(49,964)

Basic FFO Allocable to the Company	168,603	135,833

Impact of Series A and B Preferred Stock Conversion & Option Exercise (I)	8,813	9,439
Diluted FFO Allocable to the Company	$177,416	$145,272
Basic Weighted Average Shares Outstanding	187,070	173,946
Effect of Stock Options	674	583
Impact of Series A Preferred 6.5% Convertible Stock	—	1,894
Impact of Series B Preferred 6.5% Convertible Stock	12,491	12,491

Diluted Weighted Average Number of Equivalent Shares	200,235	188,914

Basic FFO Per Share:
Basic FFO Allocable to the Company	$168,603	$135,833
Basic Weighted Average Shares Outstanding	187,070	173,946
Basic FFO per Share	$0.90	$0.78
Percent Increase	15.4%
Diluted FFO per Share:
Diluted FFO Allocable to the Company	$177,416	$145,272
Diluted Weighted Average Number of Equivalent Shares	200,235	188,914
Diluted FFO per Share	$0.89	$0.77
Percent Increase	15.6%

SIMON(A)
Combined Balance Sheets
Unaudited
(In thousands, except as noted)

	March 31, 2003(B)(C)	December 31, 2002
ASSETS:
Investment properties, at cost	$14,451,360	$14,249,615
Less—accumulated depreciation	2,287,543	2,222,242

	12,163,817	12,027,373
Cash and cash equivalents	406,941	397,129
Tenant receivables and accrued revenue, net	270,029	311,361
Notes and advances receivable from Management Company and affiliates	—	75,105
Investment in unconsolidated entities, at equity	1,589,560	1,665,654
Goodwill, net	37,212	37,212
Deferred costs, other assets, and minority interest, net	506,631	390,668

Total assets	$14,974,190	$14,904,502

LIABILITIES:
Mortgages and other indebtedness	$9,803,899	$9,546,081
Accounts payable, accrued expenses and deferred revenue	551,254	624,505
Cash distributions and losses in partnerships and joint ventures, at equity	14,017	13,898
Other liabilities, minority interest, and accrued dividends	169,172	228,508

Total liabilities	10,538,342	10,412,992

COMMITMENTS AND CONTINGENCIES
LIMITED PARTNERS' INTEREST IN THE OPERATING PARTNERSHIP	819,539	872,925
LIMITED PARTNERS' PREFERRED INTEREST IN THE OPERATING PARTNERSHIP	150,852	150,852
SHAREHOLDERS' EQUITY
CAPITAL STOCK OF SIMON PROPERTY GROUP, INC. (750,000,000 total shares authorized, $.0001 par value, 237,996,000 shares of excess common stock):
All series of preferred stock, 100,000,000 shares authorized and 16,830,057 issued and outstanding. Liquidation value $858,006.	814,373	814,254
Common stock, $.0001 par value, 400,000,000 shares authorized, 187,858,799 and 184,434,340 issued, respectively	19	18
Class B common stock, $.0001 par value, 12,000,000 shares authorized, 3,200,000 issued and outstanding	1	1
Class C common stock, $.0001 par value, 4,000 shares authorized, issued and outstanding	—	—
Capital in excess of par value	3,731,592	3,686,161
Accumulated deficit	(1,014,440)	(961,338)
Accumulated other comprehensive income	6,654	(8,109)
Unamortized restricted stock award	(20,224)	(10,736)
Common stock held in treasury at cost, 2,098,555 shares	(52,518)	(52,518)

Total shareholders' equity	3,465,457	3,467,733

	$14,974,190	$14,904,502

SIMON
Joint Venture Statements of Operations
Unaudited
(In thousands, except as noted)

	For the Three Months Ended March 31,
	2003	2002
REVENUE:
Minimum rent	$211,978	$177,674
Overage rent	5,431	4,614
Tenant reimbursements	109,451	85,689
Other income	30,494	10,218

Total revenue	357,354	278,195
EXPENSES:
Property operating	59,676	47,220
Depreciation and amortization	62,036	52,924
Real estate taxes	36,422	30,192
Repairs and maintenance	19,412	11,722
Advertising and promotion	8,366	7,013
Provision for credit losses	2,744	1,436
Other	17,257	5,638

Total operating expenses	205,913	156,145
OPERATING INCOME	151,441	122,050
Interest expense	87,478	75,747

Income before minority interest and unconsolidated entities	63,963	46,303
Income from unconsolidated entities	2,294	—
Minority interest	(92)	—

Income from continuing operations	66,165	46,303
Income from discontinued joint ventures partnership interests(J)	—	8,128

NET INCOME	$66,165	$54,431

Third-party investors' share of Net Income	$39,323	$32,226

Our share of Net Income	26,842	22,205
Amortization of excess investment	5,462	5,773

Income from unconsolidated joint ventures	$21,380	$16,432

SIMON
Joint Venture Balance Sheets
Unaudited
(In thousands, except as noted)

	March 31, 2003	December 31, 2002
ASSETS:
Investment properties, at cost	$8,543,743	$8,160,065
Less—accumulated depreciation	1,417,964	1,327,751

	7,125,779	6,832,314
Cash and cash equivalents	238,461	199,634
Tenant receivables	190,848	199,675
Investment in unconsolidated entities	12,242	6,966
Other assets	183,237	190,561

Total assets	$7,750,567	$7,429,150

LIABILITIES AND PARTNERS' EQUITY:
Mortgages and other notes payable	$5,532,646	$5,306,465
Accounts payable and accrued expenses	227,335	289,793
Other liabilities	79,171	66,090

Total liabilities	5,839,152	5,662,348

Preferred Units	125,000	125,000
Partners' equity	1,786,415	1,641,802

Total liabilities and partners' equity	$7,750,567	$7,429,150

Our Share of:
Total assets	$3,180,290	$3,123,011

Partners' equity	$747,995	$724,511
Add: Excess Investment, net	827,548	831,728

Our net investment in joint ventures	$1,575,543	$1,556,239

Mortgages and other notes payable	$2,310,541	$2,279,609

        Excess Investment represents the unamortized difference of our investment over our share of the equity in the underlying net assets of the partnerships and joint ventures acquired. We amortize excess investment over the life of the related Properties, typically 35 years, and the amortization is included in income from unconsolidated entities.

SIMON(A)
Footnotes to Financial Statements
Unaudited

Notes:

(A)
On December 31, 2002, Simon Property Group, Inc. merged with its paired share affiliate, SPG Realty Consultants, Inc. The Statements of Operations and Balance Sheets represent the combined, condensed financial statements of Simon Property Group, Inc. and SPG Realty Consultants, Inc. for 2002.

(B)
2003 results reflect the acquisition of assets from Rodamco North America N.V. on May 3, 2002. The portfolio acquired by Simon consists primarily of interests in 13 high-quality, highly productive regional malls in the United States.

(C)
On January 1, 2003, the Company's partnership subsidiary, Simon Property Group, L.P., acquired all of the remaining equity interests of M.S. Management Associates, Inc. ("MSM"). MSM provides management, leasing and other services for certain of the Company's properties. MSM is now a wholly owned consolidated taxable REIT subsidiary ("TRS") of Simon Property Group, L.P. As of January 1, 2003, financial results of MSM are reported on the consolidated method. New line items on the Statements of Operations as a result of the consolidation are: Management fees and other revenue, Home and regional office costs, General and administrative expense, and Income tax expense of taxable REIT subsidiaries. In prior years, a portion of Home and regional office costs and General and administrative expense incurred by MSM was allocated to the consolidated properties and reported as Property operating expense. Effective with the consolidation of MSM, this allocation is eliminated in 2003 and the allocations in 2002 have been reclassified to conform with the current year presentation. Home and regional office costs include salary and benefits, office rent, office expenses and information services expenses incurred in the Company's home office and regional offices. General and adminstrative expense represents the costs of operating as a public company and includes such items as stock exchange fees, public and investor relations expenses, executive officers' compensation expenses, audit fees, and legal fees.

(D)
Represents income from unconsolidated joint ventures (presented in the attached financial statements). 2002 also includes the Company's share of loss from MSM of $7.0 million (the loss was the result of MSM's investment in MerchantWired, which generated a loss of $8.3 million in the first quarter of 2002).

(E)
Includes mall and freestanding stores.

(F)
Based on the standard definition of sales for regional malls adopted by the International Council of Shopping Centers, which includes only mall and freestanding stores.

(G)
Includes gains on land sales of $5.9 million and $8.6 million for the three months ended March 31, 2003 and 2002, respectively.

(H)
Includes straight-line adjustments to minimum rent of $1.7 million and $1.3 million for the three months ended March 31, 2003 and 2002, respectively.

(I)
Includes dividends of Series A and B Preferred Stock allocable to the Company as well as increased allocation of FFO to the Company as a result of assumed increase in the number of common shares outstanding. The Series A shares impacted only the 2002 results as they were converted during 2002.

(J)
Discontinued Joint Venture Partnership Interests represent those partnership interests that have been sold or consolidated. Consolidation occurs when the Company acquires additional ownership interests in a partnership and as a result gains control. These interests have been separated from operational interests to present comparative balance sheets and results of operations.

(K)
Funds from operations for the three months ended March 31, 2002 were restated to reflect the Company's share of impairment of technology assets, reducing FFO by $4.2 million, or slightly less than $0.02 per share.

QuickLinks

  Exhibit 99.2
SIMON(A) Combined Statements of Operations Unaudited (In thousands, except as noted)
SIMON(A) Per Share Data and Selected Mall Operating Statistics Unaudited
SIMON(A) Reconciliation of Net Income to Funds from Operations ("FFO") Unaudited (In thousands, except as noted)
SIMON(A) Combined Balance Sheets Unaudited (In thousands, except as noted)
SIMON Joint Venture Statements of Operations Unaudited (In thousands, except as noted)
SIMON Joint Venture Balance Sheets Unaudited (In thousands, except as noted)